Exhibit 3(i)

STATE OF NEVADA

ROSS MILLER		SCOTT W. ANDERSON
Secretary of State		Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 3, 2010

Job Number:	C20100804-0443
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20100581721-57	Amendment	2 Pages/1 Copies

Respectfully,
/s/ ROSS MILLER
ROSS MILLER
Secretary of State

Certified By: Tenika Brown
Certificate Number: C20100804-0443
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708	Filed in the office of	Document Number
Website: www.nvsos.gov	/s/ Ross Miller	20100581721-57
	Ross Miller	Filing Date and Time
	Secretary of State	08/03/2010 2:15 PM
Certificate of Amendment	State of Nevada	Entity Number
(PURSUANT TO NRS 78.385 AND 78.390)		C12944-1998

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
SkyPostal Networks, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I: Name
The name of the corporation is SkyShop Logistics, Inc. (the “Corporation”).

Article II, Section 1. Authorized Shares. The aggregate number of capital stock shares which the Corporation shall have authority to issue is four hundred million (400,000,000) shares, consisting of (i) three hundred fifty million (350,000,000) shares of Common Stock having a par value of $0.001 per share and (ii) fifty million (50,000,000) shares of Preferred Stock with a par value of $0.001 per share.

SEE ATTACHED

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in

favor of the amendment is:	majority

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Albert P. Hernandez
Signature of Officer

* lf any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 7-1-08

Certificate of Amendment

to

Amended and Restated Articles of Incorporation

of

SkyPostal Networks, Inc.

(Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes)

1.          The name of the corporation is SkyPostal Networks, Inc.

2.          The Amended and Restated Articles of Incorporation of the corporation have been amended as follows:

A) Article I is hereby amended to read in its entirety as follows:

“Article I
Name

The name of the corporation is SkyShop Logistics, Inc. (the “Corporation”).”

B) Article II, Section 1 is hereby amended to read in its entirety as follows:

          “Section 1. Authorized Shares. The aggregate number of capital stock shares which the Corporation shall have authority to issue is four hundred million (400,000,000) shares, consisting of (i) three hundred fifty million (350,000,000) shares of Common Stock having a par value of $0.001 per share and (ii) fifty million (50,000,000) shares of Preferred Stock with a par value of $0.001 per share. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article II.”

3.          The stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power of the corporation have voted in favor of the amendment.

/s/ Albert P. Hernandez
Albert P. Hernandez,
Chief Executive Officer